Exhibit 5.1

Law Firm | Founded in 1956	apm@apm.law www.apm.law Office 972+-3-568-9091 Fax 972+-3-568-9092 APM House, 18 Raoul Wallenberg St., Building D, Ramat HaChayal, Tel Aviv 697191 Israel

Date: August 11, 2026

Regentis Biomaterials Ltd.

60 Medinat Hayehudim St.

Herzliya, 4676652

Israel

Ladies and Gentlemen,

Re: REGISTRATION STATEMENT ON FORM S-8

We have acted as Israeli counsel to Regentis Biomaterials Ltd. (the “Company”), a company organized under the laws of the State of Israel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 1,691,922 ordinary shares, no par value per share pf the Company (the “Ordinary Shares”), consisting of: (i) 1,150,132 Ordinary Shares, issuable upon the exercise of options granted and outstanding under the Regentis Biomaterials Ltd. 2024 Share Option Plan (the “2024 Plan”); (ii) 500,000 Ordinary Shares reserved for future issuance pursuant to awards that may be granted under the 2024 Plan; and (iii) 41,790 Ordinary Shares issuable upon the exercise of options granted and outstanding under the Regentis Biomaterials Ltd. 2009 Share Incentive Plan (the “2009 Plan” and, together with the 2024 Plan, the “Plans”). The Ordinary Shares described in clauses (i) through (iii) above are collectively referred to herein as the “Plan Shares”.

As counsel to the Company in Israel, we have examined copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the have been duly authorized for issuance and, when issued and paid for in accordance with the terms of the applicable Plan and the applicable grant agreements, will be validly issued, fully paid, and non-assessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely yours

Ronen Kantor, Adv.
Amit, Pollak, Matalon